FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2012 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 27, 2012. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.3 million and net income available to common shareholders of $1.2 million, or $0.55 per diluted share, for the quarter ended June 30, 2012 compared to net income of $1.1 million, or $0.51 per diluted share, for the quarter ended June 30, 2011.

Net interest income after provision for loan losses increased $297,000 for the quarter ended June 30, 2012 as compared to the same period in 2011. Interest income decreased $33,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.60% for 2011 to 5.12% for 2012, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $45.3 million from $481.3 million for 2011 to $526.6 million for 2012. Interest expense decreased $203,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 1.23% for 2011 to 1.00% for 2012, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $19.2 million from $431.2 million for 2011 to $450.4 million for 2012. The provision for loan losses decreased $127,000 from $435,000 for the quarter ended June 30, 2011 to $308,000 for the same period in 2012. This is due primarily to a decrease in nonperforming loans of $1.2 million from $7.3 million at September 30, 2011 to $6.1 million at June 30, 2012. Net charge-offs were $336,000 for the quarter ended June 30, 2012 compared to $145,000 for the same period in 2011.

Noninterest income increased $253,000 for the quarter ended June 30, 2012 as compared to the same period in 2011. The increase was due primarily to a gain of $321,000 on a life insurance policy and net securities gains of $49,000 for the quarter ended June 30, 2012, which more that offset decreases in service charges on deposit accounts of $59,000 and net gains on the sale of loans of $83,000. The decrease in service charges on deposits was due primarily to a decrease in overdraft fee income.

Noninterest expenses increased $513,000 for the quarter ended June 30, 2012 as compared to the same period in 2011. The increase was due primarily to increases in compensation and benefits, data processing, and professional fees expenses of $196,000, $179,000 and $160,000, respectively, which more than offset decreases in FDIC insurance premiums of $66,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increases in data processing and professional fees expenses are due primarily to expenditures associated with the acquisition and planned integration of the four Indiana branch locations from First Federal Savings Bank of Elizabethtown that closed on July 6, 2012.

The Company recognized income tax expense of $331,000 for the quarter ended June 30, 2012, for an effective tax rate of 20.6%, compared to income tax expense of $443,000, for an effective tax rate of 28.3%, for the same period in 2011. The lower effective tax rate for the three months ended June 30, 2012 was primarily due to a higher level of tax exempt income for 2012.

Results of Operations for the Nine Months Ended June 30, 2012 and 2011

For the nine-month period ended June 30, 2012, the Company reported net income of $3.1 million and net income available to common shareholders of $3.0 million, or $1.36 per diluted share, compared to net income of $3.2 million, or $1.45 per diluted share, for the same period in 2011.

Net interest income after provision for loan losses increased $395,000 for the nine-month period ended June 30, 2012 as compared to the same period in 2011. Interest income decreased $379,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.62% for 2011 to 5.20% for 2012, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $32.4 million from $470.8 million for 2011 to $503.2 million for 2012. Interest expense decreased $597,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.28% for 2011 to 1.08% for 2012, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $7.7 million from $424.4 million for 2011 to $432.1 million for 2012. The provision for loan losses decreased $177,000 from $1.1 million for the nine months ended June 30, 2011 to $897,000 for the same period in 2012. Net charge-offs were $674,000 for the nine months ended June 30, 2012 compared to $438,000 for the same period in 2011.

Noninterest income increased $95,000 for the nine-month period ended June 30, 2012 as compared to the same period in 2011. The increase was due primarily to a gain of $321,000 on a life insurance policy during the nine-month period ended June 30, 2012 and an increase in other income of $102,000, which more than offset decreases in service charges on deposit accounts of $158,000 and net gains on the sale of loans of $149,000. The increase in other income is due primarily to increases in surcharge, interchange and other fee income sources. The decrease in service charges on deposits was due primarily to a decrease in overdraft fee income.

Noninterest expenses increased $809,000 for the nine-month period ended June 30, 2012 as compared to the same period in 2011. The increase was due primarily to increases in compensation and benefits, advertising expense, professional fees, and data processing expense of $206,000, $243,000, $297,000 and $246,000, respectively, which more than offset decreases in FDIC insurance premiums and net losses on foreclosed real estate of $166,000 and $134,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increase in advertising expense was due primarily to a rebranding and advertising campaign for the Bank’s new look and logo that was launched in September 2011. The increase in professional fees was due to consulting fees related to the development and enhancement of the Bank’s cash management services and expenditures associated with the aforementioned branch acquisition. The increase in data processing is due primarily to expenditures associated with the planned integration of the branches that were acquired in July 2012.

The Company recognized income tax expense of $1.0 million for the nine-month period ended June 30, 2012, for an effective tax rate of 24.5%, compared to income tax expense of $1.3 million, for an effective tax rate of 29.2%, for the same period in 2011. The lower effective tax rate for the nine months ended June 30, 2012 was due primarily to a higher level of tax exempt income for 2012.

Comparison of Financial Condition at June 30, 2012 and September 30, 2011

Total assets increased $49.9 million from $537.1 million at September 30, 2011 to $587.0 million at June 30, 2012. Investment securities, net loans, and real estate development and construction increased $46.2 million, $10.7 million and $4.1 million, respectively, which more than offset a decrease in cash and cash equivalents of $11.9 million from September 30, 2011 to June 30, 2012. Borrowings from Federal Home Loan Bank and deposits increased by $44.9 million and $15.4 million, respectively, while repurchase agreements decreased by $15.1 million.

Stockholders’ equity increased $4.4 million from $76.6 million at September 30, 2011 to $81.0 million at June 30, 2012. The increase was due primarily to $3.0 million of retained net earnings and a $1.0 million increase in net unrealized gains on securities available for sale. At June 30, 2012, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
OPERATING DATA:	2012	2011	2012	2011
(In thousands, except share and per share data)

Total interest income	$6,559	$6,592	$19,118	$19,497
Total interest expense	1,124	1,327	3,489	4,086

Net interest income	5,435	5,265	15,629	15,411
Provision for loan losses	308	435	897	1,074

Net interest income after provision for loan losses	5,127	4,830	14,732	14,337

Total noninterest income	1,045	792	2,371	2,276
Total noninterest expense	4,569	4,056	12,936	12,127

Income before income taxes	1,603	1,566	4,167	4,486
Income tax expense	331	443	1,021	1,309

Net Income	$1,272	$1,123	$3,146	$3,177

Less: Preferred stock dividends declared	(43)	-	(128)	-

Net Income available to common shareholders	$1,229	$1,123	$3,018	$3,177

Net Income per share, basic	$0.57	$0.53	$1.40	$1.48
Weighted average common shares outstanding, basic	2,167,488	2,134,841	2,159,515	2,141,023

Net Income per share, diluted	$0.55	$0.51	$1.36	$1.45
Weighted average common shares outstanding, diluted	2,237,130	2,188,782	2,223,922	2,186,021

Performance ratios (annualized):
Return on average assets	0.89%	0.86%	0.76%	0.83%
Return on average equity	6.37%	7.93%	5.37%	7.63%
Interest rate spread	4.12%	4.37%	4.12%	4.34%
Net interest margin	4.27%	4.49%	4.28%	4.46%
Efficiency ratio	70.51%	66.96%	71.87%	68.56%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2012	2011
(Dollars in thousands)

Total assets	$587,038	$537,086
Cash and cash equivalents	15,282	27,203
Investment securities	164,265	118,083
Gross loans	370,052	359,104
Allowance for loan losses	4,895	4,672
Goodwill	5,940	5,940
Core deposit intangible	1,933	2,154
Earning assets	542,502	486,019
Deposits	402,999	387,626
FHLB borrowings	98,044	53,137
Total liabilities	506,021	460,485
Stockholders' equity	81,017	76,601

Non-performing assets:
Nonaccrual loans	5,191	5,622
Accruing loans past due 90 days	874	1,712
Troubled debt restructurings classified as performing loans	6,622	2,311
Foreclosed real estate	1,415	1,028
Other nonperforming assets	6	126

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.30%	1.29%
Allowance for loan losses as a percent of nonperforming loans	80.71%	63.70%
Nonperforming loans as a percent of total loans	1.61%	2.02%
Nonperforming assets as a percent of total assets	2.40%	2.01%